EXHIBIT 16

CliftonLarsonAllen LLP CLAconnect.com

January 17, 2023

Securities and Exchange Commission

Washington, D.C. 20549

We have read the statements made by Waterstone Financial, Inc. pursuant to Item 4.01(a) of the Current Report on Form 8-K dated January 17, 2023, which we understand will be filed with the Securities and Exchange Commission.  We agree with the statements concerning our firm in such Form 8-K.

/s/ CliftonLarsonAllen LLP

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